EXHIBIT 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 395-2215
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2006 FIRST
QUARTER RESULTS
▪	First Quarter Diluted Earnings Per Share of $0.26, Including $0.01 Charge for Expensing of Stock-Based Compensation

▪	Same Store Sales Increase of 5.3% Represents 41st Consecutive Quarter of Same Store Sales Growth

▪	Increases Dividend 28.6% to an Annual Rate of $0.36 Per Share

▪	Authorizes Share Repurchase Program
EL SEGUNDO, Calif., May 11, 2006 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2006 first quarter that ended on April 2, 2006.
For the fiscal 2006 first quarter, net sales increased $17.1 million, or 9.0%, to $207.2 million from net sales of $190.1 million for the first quarter of fiscal 2005. Same store sales increased 5.3% for the first quarter, representing the Company’s 41st consecutive quarter of positive same store sales comparisons.
Gross profit increased 8.3% to $73.4 million from $67.8 million in the first quarter of the prior year. The Company’s gross profit margin was 35.4% in the first quarter of fiscal 2006 versus 35.7% in the first quarter of the prior year. Margin comparisons were affected by higher distribution center costs over the prior year of $4.6 million, which were primarily driven by the completion of the Company’s transition to, and the commencement of full-scale operations at, a new distribution center and increased trucking expenses reflecting higher gasoline prices. Gross profit comparisons for the first quarter also were affected by a

$1.7 million increase in the current year of distribution center costs capitalized into inventory.
Selling and administrative expenses as a percentage of sales were unchanged from the prior year at 27.7% in the first quarter. Selling and administrative expenses this year were affected by a $1.6 million increase in legal and audit fees during the first quarter, resulting primarily from higher audit costs and higher accounting consultant costs related to Sarbanes-Oxley compliance work, and by a provision of $0.4 million (pre-tax), or $0.01 per diluted share, for the expensing of stock options. For the first quarter, the Company was able to leverage store-related expenses and advertising expenses, which declined 50 basis points and 30 basis points as a percentage of sales, respectively, versus the first quarter of last year.
Depreciation and amortization expense increased $1.0 million, or 27.6%, to $4.4 million for the first quarter, from $3.4 million for the same period last year. This higher expense was primarily due to the commencement of operations at the Company’s new distribution center, and also reflected an increase in store count to 326 stores at the end of the first quarter of this year from 309 stores at the end of the first quarter last year. Interest expense for the first quarter of fiscal 2006 increased $0.7 million over the prior year, reflecting rising interest rates.
Net income for the first quarter was $5.9 million, or $0.26 per diluted share, including a charge of $0.01 per diluted share for the expensing of stock options, compared with net income of $6.4 million, or $0.28 per diluted share, for the first quarter of fiscal 2005.
First quarter fiscal 2006 pre-tax income includes approximately $1.8 million in distribution center transition costs that the Company anticipates will be non-recurring. Additionally, current year earnings reflect charges of approximately $0.7 million in audit and accounting consultant costs for Sarbanes-Oxley compliance work relating to fiscal 2005 that was performed during the first quarter of fiscal 2006. First quarter comparisons also were affected by the aforementioned $1.7 million increase in 2006 of distribution center costs capitalized into inventory. First quarter fiscal 2005 results included a charge of $0.5 million related to a flood loss at one of the Company’s stores.
“We are pleased to report our strongest comp store sales performance over the last sixteen quarters,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Each of our major merchandise categories of footwear, hard goods and apparel posted gains, with exceptional strength in winter products driven by favorable winter weather comparisons, particularly over the last several weeks of the quarter. We are also pleased to now be fully operational in our new distribution center and we continue to realize increasing efficiencies as we gain experience in this substantially larger facility.”

Dividend Increase and Share Repurchase Program
The Company’s Board of Directors has authorized an increase of the Company’s cash dividend from an annual rate of $0.28 per share to an annual rate of $0.36 per share. The Board of Directors also declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on June 15, 2006 to stockholders of record as of June 1, 2006.
The Company’s Board of Directors also has authorized a share repurchase program for the purchase of up to $15.0 million of the Company’s common stock. Under the authorization, the Company may purchase shares from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission. However, the timing and amount of such purchases, if any, would be at the discretion of management, and would depend on market conditions and other considerations.
“We feel very confident about our business and because of the improving cash flow in our operations, we are pleased to be able to deliver value to our stockholders through this dividend increase,” said Steven G. Miller. “We also believe that our share repurchase program provides us an additional means to enhance stockholder value over the long term.”
Guidance
The Company expects to realize same store sales growth in the low to mid-single digit range for the second quarter of fiscal 2006, and earnings per diluted share for the second quarter in the range of $0.23 to $0.27. Second quarter earnings guidance includes a charge of approximately $0.02 per diluted share for the expensing of stock options. The Company continues to expect full-year same store sales growth in the low to mid-single digit range and full-year earnings per diluted share in the range of $1.23 to $1.33. Full-year earnings guidance includes a charge of approximately $0.06 per diluted share for the expensing of stock options. Second quarter and full-year earnings guidance reflects significantly higher trucking expense resulting largely from higher gasoline prices, as well as higher distribution center expenses in connection with the operation of a substantially larger facility. As previously announced, earnings guidance also reflects higher than normal audit-related expenses following the Company’s previously completed restatement of prior period financials, higher interest costs resulting from rising interest rates and the expected impact of a significantly lower benefit from inventory cost capitalization than the Company experienced in fiscal 2005.
Store Openings
The Company opened two new stores during the first quarter of fiscal 2006, bringing its store count at the end of the first quarter to 326 stores. The Company has opened one new store in the second quarter to date. The Company anticipates opening a total of three new stores during the second quarter of fiscal 2006, and opening a total of approximately 20 new stores during fiscal 2006.

Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2006 first quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 327 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	13 Weeks Ended	13 Weeks Ended
	April 2, 2006	April 3, 2005
Net sales	$207,181	$190,099
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	133,754	122,271

Gross profit	73,427	67,828

Selling and administrative	57,392	52,651
Depreciation and amortization	4,400	3,448

Operating income	11,635	11,729
Interest expense	1,829	1,141

Income before income taxes	9,806	10,588
Income tax	3,863	4,174

Net income	$5,943	$6,414

Earnings per share:
Basic	$0.26	$0.28

Diluted	$0.26	$0.28

Shares used to calculate earnings per share:
Basic	22,702	22,678

Diluted	22,787	22,813

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	April 2, 2006	January 1, 2006
Assets
Current assets
Cash and cash equivalents	$6,482	$6,054
Merchandise inventories	227,163	223,243
Other current assets	22,968	26,607

Total current assets	256,613	255,904

Property and equipment, net	85,662	86,475
Other long-term assets	11,524	10,604

Total assets	$353,799	$352,983

Liabilities and Stockholders’ Equity
Accounts payable	$101,367	$90,698
Other current liabilities	61,985	72,061
Deferred rent and other long-term liabilities	25,432	25,793
Long-term debt	84,403	88,760

Total liabilities	273,187	277,312

Net stockholders’ equity	80,612	75,671

Total liabilities and stockholders’ equity	$353,799	$352,983